U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2004

Abrams Industries, Inc.
(Exact name of Registrant as Specified in Charter)

Georgia	0-10146	58-0522129

(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1945 The Exchange, Suite 300, Atlanta, Georgia	30339-2029

(Address of Principal Executive Offices)	(Zip Code)

(770) 953-0304

(Registrant’s telephone number, including area code)

Item 2. Acquisition or Disposition of Assets

     On April 16, 2004, Servidyne Systems, LLC (the “Purchaser”), a wholly-owned subsidiary of Abrams Industries, Inc. (“Abrams”), acquired substantially all of the assets and assumed certain liabilities of iTendant, Inc. (the “Seller”). The Seller was engaged in the provision of property services and maintenance solutions that automate service requests and maintenance management using the internet and wireless hand held devices, and the Purchaser intends to continue this business. The acquisition was made pursuant to an Asset Purchase Agreement dated April 16, 2004 between Abrams, the Purchaser, the Seller and the shareholders of the Seller (the “Agreement”). The consideration consisted of 123,547 newly-issued shares of Abrams’ common stock, par value $1.00 per share, the payment by the Purchaser of $500,000 to the Seller from the available cash of the Purchaser, and the assumption of approximately $170,000 of the Seller’s liabilities. Additional contingent consideration is provided for in the Agreement based on future operating goals and performance. Consideration was determined primarily by negotiation among parties.

     Pursuant to the Agreement, the Purchaser acquired substantially all of the assets of the Seller, including cash, accounts receivable, inventory, personal property and equipment, proprietary information, intellectual property, software, and the Seller’s right, title, and interest to assigned contracts. As described in the Agreement, the Purchaser assumed only specified liabilities of the Seller, including executory obligations under disclosed assigned contracts, current balance sheet liabilities of the Seller and certain debt for borrowed funds from one lender of the Seller. Pursuant to the Agreement, after the closing of the acquisition, the Seller changed its name to I-Ten Holdings, Inc. and the Purchaser discontinued the name of iTendant, Inc. choosing to continue its business under the name of Servidyne Systems, LLC.

Item 7. Financial Statements and Exhibits

a)	Financial Statements of Business Acquired.

The financial statements of the Seller required to be reported as a result of the transaction described in Item 2 will be filed as an amendment to this report as soon as practicable in accordance with item 7(a)(4) of Form 8-K.

b)	Pro Forma Financial Statements.

The pro forma financial statements required to be reported as a result of the transaction described in Item 2 will be filed as an amendment to this report as soon as practicable in accordance with item 7(a)(4) of Form 8-K.

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c)	Exhibits.

	2.1	Purchase Agreement, dated April 16, 2004, between Abrams, the Purchaser, the Seller and the shareholders of the Seller.

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAMS INDUSTRIES, INC.

Dated: April 30, 2004	By:	/s/ Mark J. Thomas

Mark J. Thomas
Chief Financial Officer

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